Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
IPC THE HOSPITALIST COMPANY, INC.

IPC The Hospitalist Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

“RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be further amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“ARTICLE I

The name of the Corporation is IPC Healthcare, Inc.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by R. Jeffrey Taylor, its President, this 1st day of January, 2015.

IPC THE HOSPITALIST COMPANY, INC.
By: /s/ R. Jeffrey Taylor
R. Jeffrey Taylor, President